Exhibit 10.2
September 30, 2014

Via Hand Delivery
Personal and Confidential

Jim Flaherty
3658 Robinwood Terrace
Minnetonka, MN 55305

Re:    Separation Agreement and Release

Dear Jim:

As you know, your employment with Cardiovascular Systems, Inc. (the “Company”) will end effective at the close of business on September 30, 2014, as a result of your voluntary resignation due to retirement. The purpose of this Separation Agreement and Release letter (“Agreement”) is to set forth the specific separation pay and benefits that the Company will provide you in exchange for your agreement to the terms and conditions of this Agreement.

By your signature below, you agree to the following terms and conditions:

1.    End of Employment.    Your employment with the Company ended effective at the close of business on September 30, 2014 (the “Separation Date”). If applicable, as of the Separation Date, you are automatically deemed to have resigned from all positions with the Company. Upon your receipt of your final paycheck, which includes payment for services through Separation Date including any Q1 FY15 bonus, if earned, you will have received all wages and compensation owed to you by virtue of your employment with the Company or termination thereof. Upon your receipt of payment from the Company for your ending balance of accrued but unused vacation at your regular rate (106.5 hours), you will have received all benefits owed to you by virtue of your employment with the Company or termination thereof. This does not include amounts under the Deferred Compensation Plan which will be paid according to the terms of that agreement.

You are not eligible for any other payments or benefits by virtue of your employment with the Company or termination thereof except for those expressly described in this Agreement. You will not receive the separation pay described in Section 2 of this Agreement if you (i) do not sign this Agreement and return it to the Company by the stated due date, (ii) rescind this Agreement after signing it, or (iii) violate any of the terms and conditions set forth in this Agreement.

2.    Separation Pay and Benefits. Specifically in consideration of your signing this Agreement and subject to the limitations, obligations, and other provisions contained in this Agreement, the Company agrees as follows:

a.    To pay you twelve (12) months of severance pay in the gross amount of Two Hundred Ninety-Five Thousand Two Hundred Fifty and 00/100 Dollars ($295,250), less applicable deductions and withholding, to be paid in twenty-six (26) substantially equal installments on the

Company’s regular payday schedule beginning with the first regularly scheduled payday on or following April 1, 2015;

b.     In lieu of COBRA coverage, to pay for continued coverage for yourself and your covered dependents, if applicable, under the Company’s group medical and dental plans pursuant to the early retiree executive employee provisions of the applicable Plan documents until the earlier of (i) your 65th birthday or (ii) your becoming eligible for Medicare. To accept this alternative coverage, you and your spouse will be required to execute such further documents as the Company may require. You acknowledge and agree that these payments represent taxable compensation to you and will be treated as such by the Company. Premiums for your medical and dental insurance coverage shall be paid on a monthly basis. You further acknowledge and agree that the medical and dental insurance provided under this Agreement shall be in lieu of any rights you may have to continued coverage under Section 4980B of the Internal Revenue Code of 1986 (COBRA), as amended, and the regulations issued thereunder, applicable state law, and Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder. You agree to execute any further documentation as may be required by the Company to accept such alternative coverage.

c.    To accelerate the vesting of the following equity awards previously granted to you that would have vested within the 12 month period following the Separation Date had you remained employed by the Company during such period, such that they are deemed fully vested as of the expiration of the rescission periods described in Section 5 below without rescission by you: (1) August 13, 2012 grant of 6,259 shares and (2) September 4, 2013 grant of 2,705 shares, for a total of 8,964 shares.

    3.    Release of Claims. Specifically in consideration of the separation pay and benefits described in Section 2, to which you would not otherwise be entitled, by signing this Agreement you, for yourself and anyone who has or obtains legal rights or claims through you, agree to the following:

a.    You hereby do release and forever discharge the “Released Parties” (as defined in Section 3.e. below) of and from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorney’s fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, you have or might have against them or any of them, whether known or unknown, in law or equity, contract or tort, arising out of or in connection with your employment with the Company, or the termination of that employment, or otherwise, and however originating or existing, from the beginning of time through the date of your signing this Agreement.

b.    This release includes, without limiting the generality of the foregoing, any claims you may have for, wages, bonuses, commissions, penalties, deferred compensation, vacation, sick, and/or PTO pay, separation pay and/or benefits, including without limitation, arising under any Company Executive Officer Severance Plan; tortious conduct, defamation, invasion of privacy, negligence, emotional distress; breach of implied or express contract, estoppel; wrongful discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment); violation of any of the following: the

United States Constitution or the Minnesota Constitution, the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Minnesota Human Rights Act, Minn. Stat. § 363A.01 et seq., Title VII of the Civil Rights Act, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the National Labor Relations Act, 29 U.S.C. § 151 et seq., the Sarbanes-Oxley Act, 15 U.S.C. § 7201 et seq.; the Consolidated Omnibus Budget Reconciliation Act or like state law; any claim arising under Minn. Stat. Chapters 177 or 181; any claim for retaliation, including any claim for retaliation under Minn. Stat. Chapter 176; and any claim for discrimination or harassment based on sex, race, color, creed, religion, age, national origin, marital status, familial status, sexual orientation, disability, status with regard to public assistance, veteran or military status, genetic information, or any other legally-protected class. You hereby waive any and all relief not provided for in this Agreement. You understand and agree that, by signing this Agreement, you waive and release any past, present, or future claim to employment with the Company.

c.    If you file, or have filed on your behalf, a charge, complaint, or action, you agree that the payments described above in Section 2 are in complete satisfaction of any and all claims in connection with such charge, complaint, or action and you waive, and agree not to take, any award of money or other damages from such charge, complaint, or action.

d.    You are not, by signing this Agreement, releasing or waiving (1) any vested interest you may have in any 401(k) or profit sharing plan by virtue of your employment with the Company, (2) any rights or claims that may arise after the Agreement is signed, (3) the post-employment payments and benefits specifically promised to you under Sections 1 and 2 of this Agreement, (4) the right to institute legal action for the purpose of enforcing the provisions of this Agreement, (5) any rights you have to workers compensation benefits, (6) any rights you have under state unemployment compensation benefits laws, (7) the right to file a charge with a governmental agency such as the Equal Employment Opportunity Commission (“EEOC”), although, as noted above, you waive, and agree not to take, any award of money or other damages if you file such a charge or have a charge filed on your behalf, (8) the right to communicate with, and testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the EEOC or other government agency, (9) your rights with regard to your stock options with the Company, which shall be governed by that separate Incentive Stock Option Agreement, as modified by Section 2(c) above; or (10) the right to coverage and indemnification under (i) the Company’s directors’ and officers’ insurance coverage as set forth in the Company’s D&O insurance policy and (ii) the Indemnification Agreement between the Company and you dated February 25, 2009 (the “Indemnification Agreement”).

e.    The “Released Parties,” as used in this Agreement, shall mean Cardiovascular Systems, Inc. and its parent, subsidiaries, divisions, affiliated entities, insurers, if any, and its and their present and former officers, directors, shareholders, trustees, employees, agents, attorneys, representatives and consultants, and the successors and assigns of each, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of the Released Parties in their official and individual capacities.

4.    Notice of Right to Consult Attorney and Twenty-One (21) Calendar Day Consideration Period. By signing this Agreement, you acknowledge and agree that the Company has informed you by this Agreement that (1) you have the right to consult with an attorney of your choice prior to signing this Agreement, and (2) you are entitled to Twenty-One (21) calendar days from your receipt of this Agreement to consider whether the terms are acceptable to you. You have the right, if you choose, to sign this Agreement prior to the expiration of the Twenty-One (21) day period.

5.    Notification of Rights under the Minnesota Human Rights Act (Minn. Stat. Chapter 363A) and the Federal Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.). You are hereby notified of your right to rescind the release of claims contained in Section 3 with regard to claims arising under the Minnesota Human Rights Act, Minnesota Statutes Chapter 363A, within fifteen (15) calendar days of your signing this Agreement, and with regard to your rights arising under the federal Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., within seven (7) calendar days of your signing this Agreement. The two rescission periods shall run concurrently. In order to be effective, the rescission must (a) be in writing; (b) delivered to Laura Gillund, Vice President of Human Resources & Professional Development, Cardiovascular Systems, Inc.,

651 Campus Drive, Saint Paul, MN 55112, by hand or mail within the required period; and (c) if delivered by mail, the rescission must be postmarked within the required period, properly addressed to Laura Gillund, as set forth above, and sent by certified mail, return receipt requested. You understand and agree that if you rescind any part of this Agreement in accordance with this Section 5, the Company will have no obligation to provide you the payments and benefits described in Section 2 of this Agreement and you will be obligated to return to the Company any payment(s) and benefits already received in connection with Section 2 of this Agreement.

6.    Post-Employment Consulting. You agree based on your availability that through December 31, 2015, you will provide consulting services to the Company as mutually agreed upon with the Company, at the rate of $150/hour; provided, however, that in no event shall such consulting services be at a level that is twenty percent (20%) or greater than the level of services performed by you over the 36-month period ending on the Separation Date.

7.    Return of Property. You acknowledge and agree that all documents and materials relating to the business of, or the services provided by, the Company are the sole property of the Company, that you will return to the Company all of its property upon Company request (consideration given to potential consulting services as defined in Section 6 above), and that you have complied fully with Section 9 of your Employment Agreement with the Company dated January 5, 2005 (your “Employment Agreement”).

8.    Ongoing Obligations Under Your Employment Agreement. You are hereby reminded of your ongoing obligations to the Company under Paragraphs 10 - 13 of your Employment Agreement (Confidential Information, Inventions, Copyrights and Non-Competition). You acknowledge and agree that if you breach such provisions, in addition to any other remedies available at law or equity, the Company shall have no obligation to provide you the pay and benefits described in Section 2 of this Agreement and you shall be obligated to return to the Company any such payment(s) and benefits already received.

9.    Non-Disparagement and Confidentiality. You promise and agree not to disparage the Released Parties, its employees, products or services. You further promise and agree not to disclose or discuss, directly or indirectly, in any manner whatsoever, any information regarding the substance and/or nature of any dispute between the Company and any employee or former employee, including yourself. You agree that the only people with whom you may discuss this confidential information are your legal advisors or as otherwise required by law.

10.    Code Section 409A. It is intended that any amounts payable under the Agreement shall be exempt from or comply with the applicable requirements, if any, of Section 409A of the Internal Revenue Code of 1986, as amended, and the notices, regulations and other guidance of general applicability issued thereunder (“Code Section 409A”), and the parties will interpret the Agreement in a manner that will preclude the imposition of additional taxes and interest imposed under Code Section 409A. This Agreement may be amended (as mutually determined by the parties) to the extent necessary to comply with Code Section 409A. In all cases, for purposes of compliance with Code Section 409A, “termination of employment” shall have the same meaning as “separation from service” as defined in Code Section 409A.

11.    Remedies. If you breach any term of this Agreement or your Employment Agreement, the Released Parties shall be entitled to their available legal and equitable remedies, including but not limited to suspending and recovering any and all payments and benefits made or to be made under Section 2 of this Agreement and payment by you of its/their attorneys’ fees and costs. If the Company seeks and/or obtains relief from an alleged breach of this Agreement, all of the provisions of this Agreement shall remain in full force and effect.

12.    Non-Admission. It is expressly understood that this Agreement does not constitute, nor shall it be construed as, an admission by the Released Parties or you of any liability or unlawful conduct whatsoever. The Released Parties and you specifically deny any liability or unlawful conduct.

13.    Successors and Assigns. This Agreement is personal to you and may not be assigned by you without the written agreement of the Company. The Company may assign this Agreement. The rights and obligations of this Agreement shall inure to the successors and assigns of the Company.

14.    Enforceability. If a court finds any term of this Agreement to be invalid, unenforceable, or void, the parties agree that the court shall modify such term to make it enforceable to the maximum extent possible. If the term cannot be modified, the parties agree that the term shall be severed and all other terms of this Agreement shall remain in effect.

15.    Law Governing. This Agreement shall be governed and construed in accordance with the laws of the State of Minnesota.

16.    Full Agreement. This Agreement contains the full agreement between you and the Released Parties and may not be modified, altered, or changed in any way except by written agreement signed by both parties. The parties agree that this Agreement supersedes and terminates any and all other written and oral agreements and understandings between the parties, except for any applicable Incentive Stock Option Agreement(s), the Indemnification Agreement, and Paragraphs 8-14 of your Employment Agreement, which shall continue in full force and effect according to their terms and shall survive the termination of your employment.

17.    Counterparts.     This Agreement may be executed by facsimile or PDF transmission and in counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

18.    Acknowledgment of Reading and Understanding. By signing this Agreement, you acknowledge that you have read this Agreement, including the release of claims contained in Section 3, and understand that the release of claims is a full and final release of all claims you may have against the Company and the other entities and individuals covered by the release. By signing, you also acknowledge and agree that you have entered into this Agreement knowingly and voluntarily.

The deadline for accepting this Agreement is 5:00 p.m. on October 22, 2014. If not accepted by such time, the offer contained herein will expire. After you have reviewed this Agreement and obtained whatever advice and counsel you consider appropriate regarding it, please evidence your agreement to the provisions set forth in this Agreement by dating and signing the Agreement. Please then return a signed Agreement to Laura Gillund no later than 5:00 p.m. on October 22, 2014. Please keep a copy for your records.

Jim, we are grateful for your many years of service to the Company and wish you all the best.

Sincerely,

/s/ Laura Gillund
Laura Gillund
Vice President of Human Resources & Professional Development
Cardiovascular Systems, Inc.

ACKNOWLEDGMENT AND SIGNATURE

By signing below, I, James E. Flaherty, acknowledge and agree to the following:

•	I have had adequate time to consider whether to sign this Separation Agreement and Release.

•	I have read this Separation Agreement and Release carefully.

•	I understand and agree to all of the terms of the Separation Agreement and Release.

•	I am knowingly and voluntarily releasing my claims against the Company and the other persons and entities defined as the Released Parties.

•	I have not, in signing this Agreement, relied upon any statements or explanations made by the Company except as for those specifically set forth in this Separation Agreement and Release.

•	I intend this Separation Agreement and Release to be legally binding.

•	I am signing this Separation Agreement and Release on or after my last day of employment with the Company.

Accepted this day of              , 2014.

_______________________________
James E. Flaherty

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